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                                                                  Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

Re:     Protective Life Corporation

We are aware that our report dated October 26, 1999, except for Note N as to which the date is November 1, 1999, on our review of interim consolidated financial information of Protective Life Corporation and subsidiaries for the period ended September 30, 1999, and included in the Company's quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the Company's registration statements on Form S-8 and Form S-3.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Birmingham, Alabama
November 12, 1999